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                                                                    EXHIBIT 6.2

                            INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
TrueTraks, Incorporated
Gallup, NM.  87301


     I have audited the accompanying balance sheet of TrueTraks, Incorporated as of July 31, 1997, and the related statements of income (Loss) and Retained Earnings (Deficit), stockholders' equity and cash flows for the four months ended July 31, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on this financial statement based on my audit.

     I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion the financial statement referred to above presents fairly, in all material respects, the financial position of TrueTraks, Incorporated as of July 31, 1997, and the results of its operations and its cash flows for the four months ending July 31, 1997 in conformity with generally accepted accounting principles.





        /s/ Curtis Forse
--------------------------------
Curtis Forse    CPA
North Branch, MN.  55056
September 29, 1997
Revised February 20, 1998